UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): August 14, 2003

DATASTREAM SYSTEMS, INC.

(Exact Name of Registrant as Specified in Charter)

Delaware	0-25590	57-0813674
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

50 Datastream Plaza, Greenville, South Carolina 29605

(Addresses of Principal Executive Offices, including Zip Code)

(864) 422-5001

(Registrant’s Telephone Number, including Area Code)

Item 5. Other Events and Required FD Disclosure

As noted in the Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2003 for Datastream Systems, Inc. (“Datastream” or the “Company”), filed with the Securities and Exchange Commission on August 14, 2003 (the “Form 10-Q”), the Company has historically recorded a $2.0 million investment in a private company (the “Investee”) as a long-term investment. On August 8, 2003, Datastream received notice from the Investee that it intends to raise additional financing (the “Financing”) which would be dilutive to Datastream’s ownership position in the Investee and at an implied valuation below the carrying value of Datastream’s $2.0 million investment.

Statement on Accounting Standards (SAS) No. 1 requires that a company’s financial statements be adjusted for any changes in estimates resulting from additional evidence with respect to conditions that existed at the date of the balance sheet and affect the estimates inherent in the process of preparing financial statements. SAS No. 1 requires that all information that becomes available prior to the filing of a company’s financial statements should be used by management in its evaluation of the conditions on which such estimates were based, even if this information becomes available following a company’s public announcement of earnings. Consequently, pursuant to the requirements of SAS No. 1, Datastream determined that the adjustments should be recorded in the second quarter of 2003 rather than in the third quarter of 2003. Accordingly, Datastream has decreased its long-term investments on its Consolidated Balance Sheet as of June 30, 2003 to $499,464 from $2.0 million and recorded an impairment charge of approximately $1.5 million through other income (expense), net on its Consolidated Statements of Operations for the three and six months ended June 30, 2003, as contained in the Form 10-Q.

Such adjustments were not recorded at the time the Company released its earnings for the quarter ended June 30, 2003, which were furnished pursuant to a Current Report on Form 8-K dated July 22, 2003, as the Company had not received notice of the Financing and the information contained therein. Because the Company’s investment in the Investee does not have a readily available market value and because the Financing has not yet been finalized, it is unknown if any further adjustments to the carrying value of the Company’s investment in the Investee will occur in future periods.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DATASTREAM SYSTEMS, INC.

/s/ C. Alex Estevez

C. Alex Estevez Chief Financial Officer (principal financial and accounting officer)

Date:	August 14, 2003